Exhibit (a)(5)(A)

Navios Maritime Holdings Inc. Announces Preferred Stock Exchange Offer

MONACO, March 21, 2017 — Navios Maritime Holdings Inc. (“Navios Holdings” or the “Company”) (NYSE:NM) announced today that it commenced an offer to exchange newly issued shares of Common Stock of Navios Holdings (“Common Stock”), for any and all outstanding American Depositary Shares, each representing 1/100th of a share of either 8.75% Series G Cumulative Redeemable Perpetual Preferred Stock (the “Series G ADSs”), or 8.625% Series H Cumulative Redeemable Perpetual Preferred Stock (the “Series H ADSs”).

Offer to Purchase

The Company is offering to exchange, upon the terms and subject to the conditions of the Exchange Offer, newly issued shares of Common Stock to all holders of any and all issued and outstanding shares of the Series G ADSs and Series H ADSs as follows:

For every Series G ADS surrendered, the Company is offering –

•	8.25 shares of Common Stock, with a value of $14.61 (as of March 20, 2017)

•	$2.36 premium to the $12.25 closing price (as of March 20, 2017)

For every Series H ADS surrendered, the Company is offering –

•	8.11 shares of Common Stock, with a value of $14.36 (as of March 20, 2017)

•	$2.24 premium to the $12.12 closing price (as of March 20, 2017)

The consideration to be paid for the Series G ADSs and the Series H ADSs represents a premium of approximately 19% to the March 20, 2017 closing price of each such Series.

The Company intend to acquire all tendered Series G ADSs or Series H ADSs. However, only whole shares of Common Stock will be delivered. You will receive cash in lieu of any fraction of a share of Common Stock.

Purpose of Exchange Offer

An exchange of Series G ADSs or Series H ADSs for shares of Common Stock affords an alternative to such holders by providing an exchanging holder with the growth potential offered by the Common Stock. The Exchange Offer will eliminate the Company’s large and growing financial obligation to the holders of the Series G ADSs or Series H ADSs, which the Company believes impedes growth, access to capital and strategic opportunities that may otherwise be available to it.

Exchange Offer Expiration

The Exchange Offer is scheduled to expire at 11:59 PM New York City time, on April 18, 2017, unless extended or terminated. The Depository Trust Company and its direct and indirect participants will establish their own cutoff dates and times to receive instructions to tender in this Exchange Offer which will be earlier than the expiration date. Holders should contact their broker or other securities intermediary to determine the cutoff date and time applicable to them.

Complete Terms and Conditions

Georgeson LLC is acting as the Information Agent for the Exchange Offer.

Bank of New York Mellon is acting as the Exchange Agent and Depository for the Exchange Offer.

The complete terms and conditions of the Exchange Offer are set forth in the offers to exchange and related letters of transmittal that are being sent to holders of the Series G ADSs and Series H ADSs.

Copies of the offer to exchange and letters of transmittal may also be obtained from the Information Agent:

Georgeson LLC

Telephone: (888) 607-9252

E-mail: Navios@georgeson.com

Copies of the offer to exchange and letters of transmittal may be found on the Company’s website at www.navios.com/exchangeoffer

THIS PRESS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION TO BUY ANY OF THE EXISTING SERIES G ADSs OR SERIES H ADSs OR THE UNDERLYING PREFERRED STOCK NOR IS IT A SOLICITATION FOR ACCEPTANCE OF THE EXCHANGE OFFER. THE COMPANY IS MAKING THE EXCHANGE OFFER ONLY BY, AND PURSUANT TO THE TERMS OF, THE OFFER TO EXCHANGE AND THE LETTERS OF TRANSMITTAL. THE EXCHANGE OFFER ARE NOT BEING MADE IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH JURISDICTION. NONE OF THE COMPANY, THE INFORMATION AGENT OR THE EXCHANGE AGENT FOR THE EXCHANGE OFFER MAKES ANY RECOMMENDATION IN CONNECTION WITH THE EXCHANGE OFFER. THIS ANNOUNCEMENT IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES AND SHALL NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS UNLAWFUL.

About Navios Maritime Holdings Inc.

Navios Maritime Holdings Inc. (NYSE:NM) is a global, vertically integrated seaborne shipping and logistics company focused on the transport and transshipment of drybulk commodities including iron ore, coal and grain. For more information about Navios Holdings please visit our website: www.navios.com.

Forward-Looking Statements

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and expectations including with respect to the completion of the Exchange Offer. Although Navios Holdings believes that the expectations reflected in such forward-looking statements are reasonable at the time made, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of Navios Holdings. Actual results may differ materially from those expressed or implied by such forward-looking statements. Navios Holdings expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Navios Holdings’ expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

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